Exhibit 99.1

Celanese Corporation
222 West Las Colinas Blvd.
Suite 900N
Irving, Texas 75039

Bennie W. Fowler Elected to Celanese Corp. Board of Directors
DALLAS (February 16, 2017) The Board of Directors of Celanese Corporation (NYSE: CE), a global technology and specialty materials company, today announced that Bennie W. Fowler has been elected to the company’s Board of Directors.
Fowler, 60, the current Group Vice President, Global Quality and New Model Launch, Ford Motor Company, a global automotive and mobility company, will join Celanese as a board member effective February 15, 2017.
“Bennie brings more than 38 years of automotive industry know-how - from quality, to product design, to manufacturing,” said Mark Rohr, Chairman and Chief Executive Officer, Celanese Corporation. “Mr. Fowler’s experience in global operations, standardization and product quality will be a tremendous benefit to Celanese as the company continues to expand its engineered materials portfolio globally.”
Mr. Fowler joined Ford Motor Company in 1990. Prior to his current role, he served in various management positions of increasing responsibility at Ford, including Vice President, Global Quality; Vice President, Advanced and Manufacturing Engineering; and Chief Operating Officer, Jaguar and Land Rover. Prior to joining Ford, Mr. Fowler held various manufacturing management assignments at Chrysler Corporation and General Motors Corporation.
Mr. Fowler served as a member of the board of directors of Beaumont Hospital from 2009 to 2014, and is the founder of Powerstroke Athletic Club, an afterschool youth organization focused on developing positive characteristics and values in youth through hard work, discipline, education and relationships.
Mr. Fowler will stand for re-election at the 2017 Annual Meeting of Stockholders. His appointment brings Celanese’s Board to 10 total members, 9 of which are independent.
About Celanese
Celanese Corporation is a global technology leader in the production of differentiated chemistry solutions and specialty materials used in most major industries and consumer applications. Our two complementary business cores, Acetyl Chain and Materials Solutions, use the full breadth of Celanese's global chemistry, technology and business expertise to create value for our customers and the corporation. As we partner with our customers to solve their most critical business needs, we strive to make a positive impact on our communities and the world through The Celanese Foundation. Based in Dallas, Celanese employs approximately 7,300 employees worldwide and had 2016 net sales of $5.4 billion. For more information about Celanese Corporation and its product offerings, visit www.celanese.com or our blog at www.celaneseblog.com.
All registered trademarks are owned by Celanese International Corporation or its affiliates.

Celanese Contacts:

Investor Relations	Media Relations - Global	Media Relations Asia (Shanghai)	Media Relations Europe (Germany)
Surabhi Varshney	W. Travis Jacobsen	Helen Zhang	Jens Kurth
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surabhi.varshney@celanese.com	william.jacobsen@celanese.com	lan.zhang@celanese.com	j.kurth@celanese.com